Exhibit 99.1

YAYI INTERNATIONAL CLOSES $8.92 MILLION PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS

TIANJIN, China--Yayi International Inc., (OTC Bulletin Board: YYIN) (“Yayi International” or the “Company”), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced that it has completed a private placement with a group of accredited investors of 892 units at a puchase price of $10,000 per unit, each consisting of a 3-year, 9% convertible note in the principal amount of $10,000 (the “Note”) and a 3-year Series F common stock purchase warrant (the “Warrant”) to purchase 1,250 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price of $2.50 per share. The offering resulted in gross proceeds of approximately $8.92 million to the Company.

Assuming full conversion and cash exercise of the Notes and Warrants issued to the investors, the Company would expect to issue approximately 5,575,000 shares of Common Stock. The total outstanding shares of Common Stock of the Company after the conversion and exercise would be approximately 32,025,546.

Euro Pacific Capital, Inc. acted as the sole placement agent for the offering.

The Notes are convertible into shares of Common Stock at any time prior to maturity at $2.00 per share. The Notes will pay interest semi-annually at a rate of 9% per annum and mature on September 27, 2013. At any time after September 27, 2011, the Company may redeem all but not less than all of the outstanding principal amount of any Note by payment of 108% of the outstanding principal amount of the Note, together with accrued but unpaid interest. The Notes contain customary affirmative and negative covenants of the Company. The conversion price of the Notes and the exercise price of the Warrants are subject to “weighted average” and other customary anti-dilution protections.

The terms of the private placement also include a make good agreement under which shares of Common Stock (the “Make Good Shares”) pledged by a major shareholder of the Company will be held in escrow and transferred to the investors on a pro-rata basis in the event that the combined net sales of the Company for both of the fiscal years ending March 31, 2011 and 2012 is less than $125 million. The number of the Make Good Shares initially held in escrow equals 15% of the maximum number of shares of Common Stock issuable upon conversion of the Notes.

Net proceeds from the offering are expected to be used for advertising, product promotion, expansion of the Company’s distribution network, capital expenditures, and general corporate purposes.

"The closing of this private placement is another milestone for Yayi International. We believe that the transaction will benefit all of our stakeholders as we expect to use the funds prudently to support the rapid expansion of our goat milk business. Furthermore, the current financing will broaden the Company’s investor base," said Li Liu, Chairwoman and Chief Executive Officer of Yayi International.

The securities issued in the private placement have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. The Company is obligated to register the shares of Common Stock underlying the Notes and Warrants within a pre-defined period. Until they are registered, these securities may not be sold by investors in the United States, except pursuant to an applicable exemption from the registration requirements. For more detail information on this financing, see the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission on or about October 1, 2010.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring dairy goat farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 23 provinces and municipalities including domestic and multinational supermarkets, infant-maternity store chains, and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward looking statements are often identified by the use of forward-looking terminology such as "projects," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results (including, without limitation, financial and operational results relating to the application of the proceeds of the offering described herein) could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Company Contact:
Ms. Veronica Chen, Chief Financial Officer
Email: veronica.chen@milkgoat.com.cn
Tel: +86-22-2798 4169
or
Investor Relations Contact:
Ms. Linda Salo, Sr. Financial Writer
Email: linda.salo@ccgir.com
Tel : +1 646-922-0894 (NY office)
or
Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915 (NY office)
www.ccgirasia.com